CONSULTING AGREEMENT

Effective as of November 30, 2005 (the “Effective Date”).

BETWEEN:

Baja Mining Corp.

a corporation having its head office at

suite 2350

1177 West Hastings Street

Vancouver, BC V6E 2K3

(hereinafter called “Baja”)

ON THE FIRST PART

AND:

Robert Douglas Corporation

59 Westbrook Crescent

Komoka, Ontario

N0L 1R0

(hereinafter called “Douglas”)

ON THE SECOND PART

WHEREAS:

A.

Baja desires that Douglas perform certain financial consulting services for and on behalf of Baja, and Douglas desires to perform such services;

B.

the Parties hereto desire to enter into this agreement (the “Agreement”) setting forth the terms and conditions pursuant to which Douglas shall perform such services as a financial consultant.

1.

CONSULTING SERVICES

1.1

Douglas shall render professional financial consulting services to Baja comprising those services set out on Schedule “A” hereto which may be revised or amended on the mutual agreement of the parties hereto (the “Work”).  The work shall be performed to the reasonable satisfaction of Baja.

2.

TERM

2.1

This Agreement shall commence on the Effective Date and, unless earlier terminated as set forth herein, shall continue until November 30, 2010.  Baja may terminate Douglas’s obligation to perform Work at any time on or after February 30, 2006 upon one complete month’s written notice of termination of Work to Douglas.  The Agreement, however, shall remain in full force and effect, and shall continue for the balance of the term on the basis that Douglas will remain available to provide financial consulting services to Baja in the event Baja shall request the same (“On Call”).

2.2

In the event that the On Call status of the Agreement is invoked for more than 30 days, resumption of work will require the negotiation of a new stock option agreement.

3

COMPENSATION

3.1

Inconsideration of Douglas performing the Work, Baja shall pay to Douglas a consulting fee not to exceed $4800 per month (plus any applicable taxes), calculated as follows:

(a)

Baja shall pay Douglas a retainer of $1200 per month (plus any applicable taxes) in consideration of Douglas performing up to 12 hours of work during each one-month period commencing the Effective Date; and

(b)

Baja shall pay to Douglas $600 per day (plus any applicable taxes) to a maximum of 6 additional days per month (a day consisting of 6 hours of Work) to a maximum of $3600 per month.

3.2

Baja shall grant to Douglas an option to purchase 150,000 shares in the capital stock of Baja (the “Stock Options”) pursuant to the provisions of the Stock Option Agreement and subject to the vesting provisions therein, a copy of which is attached as Schedule “B”.

3.3

Subject to as herein provided, Baja shall reimburse Douglas for all reasonable out-of-pocket expenses incurred by Douglas pursuant to the provisions of this Agreement.  An expense advance sufficient to cover anticipated travel expenses shall be paid by Baja prior to any travel being undertaken by Douglas.

3.4

Notwithstanding that Douglas shall assist Baja in its capital raising efforts either by way of a public offering or private placements, Douglas shall not receive any additional fees for such services.

3.5

In the event that the On Call portion of the Agreement becomes effective, in consideration of Douglas remaining On Call, Baja shall pay to Douglas $10.00 per month during the balance of the term of the Agreement.

3.6

All monies payable to Douglas pursuant to the provisions of this Agreement shall be paid within 30 days of the receipt of the invoice by Baja, Douglas shall charge 2% interest per month on all overdue accounts.

4.

REPORTING OBLIGATIONS

4.1

Douglas shall provide to Baja oral reports on an on-going basis, and written reports as requested, setting out the particulars of the Work performed and the parties contacted.

5.

INDEPENDENT CONSULTANT

5.1

In performing the Work, Douglas shall operate as an independent consultant, shall not act as or be an agent or employee of Baja, and Douglas specifically acknowledges that it is not entitled to any benefits intended for Baja employees.

6.

CONFIDENTIALITY

6.1

If requested by Baja, Douglas shall execute a confidentiality agreement in respect to any information provided to Douglas by Baja that is not in the public domain.

7.

NOTICE

7.1

Any notice required or permitted hereunder shall be deemed to have been properly given:

(a)

when delivered personally to the party for whom it is intended; or

(b)

upon receipt if delivered by recognized courier service;

and in any case, if addressed to:

Baja Mining Corp.

Suite 2350

1177 West Hastings Street

Vancouver, BC V6E 2K3

Douglas

59 Westbrook Crescent

Komoka, Ontario

N0L 1R0

8.

TSX VENTURE EXCHANGE APPROVAL

8.1

This Agreement is subject to the approval of the TSX Venture Exchange.

9.

SUCONTRACTS AND ASSIGNMENTS

9.1

Douglas’s rights and obligations hereunder are deemed to be personal and may not be transferred or assigned, and any attempted assignment shall be void and of no effect.  Douglas shall not subcontract for any part of the Work without the prior written consent of Baja.

10

MISCELLANEOUS

10.1

Entire Agreement:  This Agreement sets forth the full and complete understanding of the parties hereto relating to the subject matter hereof, and supercedes any and all other agreements or representations, oral or written, make or dated prior hereto.  This Agreement may be amended only by a written amendment signed by both parties.

10.2

Waiver:  No waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the waiving party.  No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of any subsequent breach, whether of the same or of a different provision of this Agreement.

10.3

Severability:  In the event that any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, Douglas and Baja shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

10.4

Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, excluding any conflict of laws or provisions thereof which would cause the laws of any other province or state to be applicable hereto.

10.5

Currency:  all dollar amounts herein are in Canadian dollars.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective of the 30th day of November, 2005.

Baja Mining Corp.

By: “signed”

Title: President

Douglas

By: “signed”

Title: President

SCHEDULE “A”

OUTLINE OF ACTIVITIES FOR THE FIRST THREE MONTHS

All of the activities listed below will be carried out with the objective of improving the conditions for Baja financing, in both the short and longer term.

•

From time to time travel to Vancouver should be arranged in order that Douglas may become fully familiar with all aspects of the Baja’s projects, management and staff, and as much industry operating information as readily relates to Baja.

•

During such Vancouver visits, Baja’s shareholder list should be reviewed and assessed for possible contacts for follow-up.  The company’s mailing list should similarly be reviewed.

•

Contact will be made by telephone with a number of individuals known to be interested in this type of company.  Their degree of interest in Baja will be assessed, particularly in the light of possible direct investment.

•

Follow up of potential private placement candidates identified by the forgoing work will be done, as agreed with management.

•

Members of the financial community, including fund managers, investment brokers, registered financial advisors and securities analysts will be contacted and fully informed of the investment opportunity.

•

Should Baja opt for an underwriting, liaison will be carried between any appointed fiscal agent, the company, and their lawyers as required to expedite the completion of any prospectus and subsequent financing.

•

Baja’s compliance with the “blue sky” regulations in the US will be reviewed with management and staff, and a plan established for additional filings in specific jurisdictions deemed to be desirable.

•

Liaison will be carried out with specific desk traders in order to improve the trading characteristics of the Baja market.

•

Contact with various members of the financial press will be made so that they are fully informed about the project and the company.

•

Written materials issued by Baja for information and presentation purposes will be reviewed to identify possible improvements.

•

Additional information material will be developed to better explain the company to the lay person.

•

News releases will be reviewed before their issuance to improve their market impact.

•

In the future, when warranted, liaison will be carried out with the NASDAQ, AMEX or other bodies, Market makers will be contacted and engaged at that time.